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Exhibit 3.2.5

WRITTEN CONSENT IN LIEU OF
MEETING OF THE BOARD OF DIRECTORS
OF SPORT-HALEY, INC.

        We, the undersigned, being all the members of the Board of Directors of Sport-Haley, Inc., a Colorado corporation (the "Corporation") do hereby vote for, adopt, approve and consent to the following resolutions and actions contemplated thereby, it being our understanding and intention that the execution of this Written Consent shall have the same effect as if a meeting of the Board of Directors had been properly called pursuant to notice and all directors had been present and voted in favor of the resolutions presented herein:

  WHEREAS, the Chairman of the Corporation, Robert G. Tomlinson, became deceased on September 8, 2004; and

  WHEREAS, the Corporation's amended and restated bylaws (Articles III, Section 2) and articles of incorporation (Section 8.2) provide that the Board of Directors may increase or decrease the number of directors, within a minimum of three and a maximum of twelve, by resolution of the Board of Directors; and

  WHEREAS, the Board of Directors have determined that the vacancy created by the death of Robert G. Tomlinson shall not be filled, and that the Board of Directors desire to reduce the number of members of the Board of Directors to five (5); and

  WHEREAS, the Board of Directors desire to abolish the position of Chairman as an officer of the Corporation and further desire to provide for the position of Chairman of the Board, who shall be elected from and among the members of the Board of Directors; and

  WHEREAS, the Board desires to elect Ronald J. Norick as the Chairman of the Board; and

  WHEREAS, the Board desires to amend the Amended and Restated ByLaws of the Corporation to reflect the foregoing, all pursuant to its authority to amend such ByLaws as provided for in Article VIII, Section 3;

  NOW, THEREFORE, BE IT

  RESOLVED, that pursuant to the authority granted in Article VIII, Section 3 of the Amended and Restated ByLaws of the Corporation, the ByLaws are hereby amended as follows:

    (a)
    Article IV, Section 1 is hereby amended by deleting the words "including a chairman of the board" from the fourth line of said Section 1;

    (b)
    Article IV, Section 5 is hereby changed to read as follows:

            Section 5.    President.    The President in the absence of the Chairman of the Board of Directors shall preside at all meetings of the board of directors and the shareholders. Unless otherwise directed by the board of directors, the President shall attend in person or by substitute appointed by him, or shall execute on behalf of the corporation written instruments appointing a proxy or proxies to represent the corporation at all meetings of the stockholders of any other corporation in which the corporation holds any stock. On behalf of the corporation, the Chairman may in person or by substitute or by proxy execute written waivers of notice and consents with respect to any such meetings. At all such meetings and otherwise, the President in person or by substitute or proxy may vote the stock held by the corporation, execute written consents and other instruments with respect to such stock, and exercise any and all rights and powers incident to the ownership of said stock, subject to the instructions, if any, of the board of directors. The president shall have custody of the treasurer's bond, if any.

    (c)
    Article IV, Section 6 is hereby amended by the deletion of the words "Either the Chairman or" from the first sentence in said Section 6.

    (d)
    Article III, Section 2 is hereby amended by the addition of the following:

            There shall be a Chairman of the Board who shall be elected from and among the members of the Board of Directors and shall not be an employee or an officer of the Corporation and shall have no operational or management powers or duties other than those specifically prescribed from time to time by the Board of Directors. The Chairman of the Board shall preside at all meetings of the Board of Directors and shareholders.

    (e)
    Article III, Section 7 is hereby amended by the deletion of the words "of the Chairman" in the first and second sentences of said Section 7.

  FURTHER RESOLVED, that Ronald J. Norick is hereby elected as the Chairman of the Board of the Corporation; and

  FURTHER RESOLVED, that the proper officers of this Corporation, be and each of them hereby is authorized, empowered and directed to take any and all such actions and to execute, deliver, file and record, as the case may be, any and all such documents, instruments, certificates or instructions (however characterized or described) as they or any of them may deem necessary or advisable to carry into effect the purposes and intent of the foregoing resolutions or the transactions contemplated therein or thereby, as shall be evidenced conclusively by the taking of such actions or the execution, delivery, filing and recording, as the case may be, of such documents, instruments, certificates or instructions.

        IN WITNESS WHEREOF, the undersigned, being all the members of the Board of Directors of the Corporation, have hereunto set their seals on the date set forth below, the resolutions contained herein to be effective as of October 1, 2004.

Date: October 4, 2004	/s/ KEVIN M. TOMLINSON Kevin M. Tomlinson
Date: October 5, 2004	/s/ JAMES H. EVEREST James H. Everest
Date: October 8, 2004	/s/ RONALD J. NORICK Ronald J. Norick
Date: October 4, 2004	/s/ MARK J. STEVENSON Mark J. Stevenson
Date: October 4, 2004	/s/ JAMES R. TENBROOK James R. TenBrook

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  Exhibit 3.2.5